NEWS RELEASE

Eden Energy Announces Joint Venture and Drilling Commitment at Noah Prospect

VANCOUVER, April 9, 2007 -- Eden Energy Corp. (OTCBB: EDNE) is pleased to announce that it has signed a farmout and joint venture agreement with a Midland, Texas based privately held company for the drilling of the Noah prospect in White Pine County, Nevada.

Under the terms of the farmout, Eden’s acreage block at Noah has been divided into four Prospect Areas, with each Prospect Area encompassing approximately 50,000 acres of leases. The partner will pay 2/3rds of the cost to drill, test and complete the first well in the first Prospect Block and Eden will pay 1/3rd. The partner will act as operator. Upon drilling and completing the first well in Prospect Area 1 the partner will be assigned a 50% interest in Eden’s leases in Prospect Area 1.

Provided the partner has met its obligations in Prospect Area 1, it shall have the option to proceed to develop Prospect Area 2. If it elects to proceed with developing Prospect Area 2, the partner shall pay a prospect recovery fee of $2MM to Eden for costs incurred on Prospect Area 1 and shall have the right to earn a 50% interest in the Prospect Area by paying 2/3rds of any seismic programs and the drilling and completing to casing point of a second well. Thereafter, the partner shall continue to have the right to earn in subsequent Prospect Areas under the same terms but with no further prospect recovery fees.

The first well has been staked and is expected to be drilled to a total depth of between 7,000 and 9,000 feet, for an estimated cost of $4MM, which includes a $1MM contingency. The partner has commenced field work required for well permitting and expects to drill the well before December 31, 2007.

Eden has also signed an amendment to its Participation Agreement with Cedar Strat Corporation covering the Noah prospect. The amendment extends the deadline for drilling the Noah prospect and allows Eden and its partner to drill to a shallower depth than originally contemplated.

Donald Sharpe, president of Eden Energy, commented “This announcement is the culmination of a lot of behind the scenes work on the Noah prospect as we matured this prospect from the initial work of Dr. Alan Chamberlain to the current seismic interpretation. The seismic work over the Diamond Mountains was difficult and expensive, but ultimately it provided the breakthrough we needed to bring this prospect to the drillable stage. Our targeted reservoir appears to be located at a significantly shallower depth than first anticipated, which will mean much lower drilling costs and better development economics should we be successful with this well. We are very excited to be able to attract a strong partner to take the Noah prospect forward. They have an exceptional technical team with experience in Nevada and we are confident that they will serve to be an excellent partner as we develop the Noah prospect.”

White River Dome, Colorado

In December 2006 the Company announced the tie-in of its first two wells in the White River Dome field in the Piceance Basin, Colorado. Both of these wells had good sand and coal thicknesses in the order of the other wells in the field. These first two wells were completed using modern frac techniques designed to increase fracture half lengths from less than 100 feet traditionally to greater than 300 feet. Currently the Love Federal 17-21 is experiencing high water production rates which are restricting the flow of gas naturally. The Love Federal 17-42 was completed in the Cameo coal section only and is producing below expectations possibly due to scaling. Plans are underway to reenter the Love Federal 17-21, shut off the source of the water and complete an additional zone. In the Love Federal 17-42 plans are underway to treat the scaling issues and to reenter the well and add additional pay with a two-stage fracture treatment. The Company believes that these procedures will bring production more in line with anticipated levels.

General

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted fault blocks, and an excellent potential reservoir rock. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the lower risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, that the first well is expected to be drilled to a total depth of between 7,000 and 9,000 feet, for an estimated cost of $4MM, that the partner expects to drill the well before December 31, 2007, and, for the White River Dome field, plans to reenter the Love Federal 17-21, shut off the source of the water and complete an additional zone, and for the Love Federal 17-42, plans to treat the scaling issues and to reenter the well and add additional pay with a two-stage fracture treatment.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Donald Sharpe of Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com

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